Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement and related Prospectus of Peoples Bancorp, Inc. for the registration of 39,000 shares of its preferred stock and to the incorporation by reference therein of our reports dated March 2, 2009, with respect to the consolidated financial statements of Peoples Bancorp, Inc. and the effectiveness of internal control over financial reporting of Peoples Bancorp, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

March 2, 2009
Charleston, West Virginia

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